Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: GIL ALLON, CEO
221 LATHROP WAY, SUITE I	ARIEL SHENHAR, CFO
SACRAMENTO, CA 95815	(916) 646-2020
INVESTOR RELATIONS TODD FROMER / GARTH RUSSELL KCSA Worldwide 212-896-1215 / 212-896-1250
FOR IMMEDIATE RELEASE

OPHTHALMIC IMAGING SYSTEMS ANNOUNCES SECOND QUARTER 2009 RESULTS

SACRAMENTO, CALIF., AUGUST 14, 2009 – Ophthalmic Imaging Systems (OIS) (OTC BB: OISI), a leading digital imaging, image management and EMR company today reported its financial results for the three and six month periods ended June 30, 2009 and provided an update on recent corporate developments.

For the three months ended June 30, 2009, OIS reported net revenues of $2.9 million compared with net revenues of $3.2 million for the same period in 2008. The decrease in revenues is due to a decline in product sales of approximately $425,000, which was offset by an increase in service revenue of approximately $160,000.

Net loss for the quarter ended June 30, 2009 was $(4.0) million, or $(0.23) per basic and diluted share, compared with net loss of $(0.4) million, or $(0.02) per basic and diluted share, respectively, for the same period in 2008. The increase in net loss is mainly attributable to the reserve for impairment for debt related to MediVision, including notes receivable, prepaid products and exclusivity rights of $4.4 million, and the amortization of research and development from the past of $185,000, which was partially offset by the settlement income received of $1.2 million.

For the six months ended June 30, 2009, OIS reported net revenues of $5.3 million, compared with net revenues of $6.3 million for the same period in 2008. The decrease in revenues is due to a decline in product sales of approximately $1.2 million, which was partially offset by an increase in service revenue of approximately $155,000.

Net loss for the six months ended June 30, 2009 was $(5.1) million, or $(0.30) per basic and diluted share, compared with net loss of $(0.7) million, or $(0.04) per basic and diluted share, respectively, for the same period in 2008. The increase in net loss is mainly attributable to the reserve for impairment for debt related to MediVision, including notes receivable, prepaid products and exclusivity rights of $4.4 million, and the amortization of research and development from the past of $371,000, which was partially offset by the settlement income received of $1.2 million.

As of June 30, 2009, the Company reported $5.5 million in cash and cash equivalents and $5.4 million in total shareholders’ equity.

“During the second quarter we accomplished several key milestones in terms of our long term strategy. However, the progress we have made is not fully reflected in our financial results as we continue to face a tough economic climate. In order to help offset some of the impact the economy has had on our business we have implemented cost cutting measures in certain areas.” stated Gil Allon, Chief Executive Officer of OIS. “Sales of OIS EMR and PM solutions and Abraxas EMR and PM solutions increased measurably in the quarter ended June 30, 2009, helping offset a decline in OIS WinStation product sales, which have been affected by the economy and changes in our market. As we have discussed previously, our EMR and PM solutions addresses a multi billion dollar market and offer a significant opportunity for growth in the future. Feedback from initial customers has been overwhelmingly positive since the initial EMR and PM solutions were launched approximately 8 months ago. Also, we just received CCHIT certification for our OIS EMR Version 4.1, which is OIS’s ophthalmology EMR solution based on Abraxas’s platform technology.”

OIS	WWW.OISI.COM
LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA

Ophthalmic Imaging Systems

Press Release

August 14, 2009

“In order to fund our EMR and PM operations to a point where we believe they will be self sustainable, we raised approximately $4 million via a private placement with an additional $2 million due in mid-2010 based on the Company meeting specific milestones. We believe this additional capital will give us the necessary flexibility to effectively market our EMR and PM solutions through Abraxas and OIS,” continued Mr. Allon.

Mr. Allon concluded, “In addition, as we previously announced, we have entered an asset purchase agreement with MediVision Medical Imaging. By acquiring the majority of MediVision’s assets, we will be able to consolidate our R&D needs within our organization as opposed to outsourcing to MediVision, acquire MediVision’s pipeline of products, and streamline our distribution structure in Europe by acquiring 63% of CCS; MediVision’s subsidiary in Germany. As a result of this agreement our second quarter results reflect the reserve for impairment for the debt related to MediVision, including notes receivable, prepaid products and exclusivity rights of $4.4 million. This impairment has drastically impacted our bottom line for the quarter and six month periods ended June 30, 2009.”

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. Through OIS’ wholly-owned subsidiary, Abraxas Medical Solutions, the company provides Electronic Medical Records and Practice Management software to Ophthalmology as well as OB/GYN, Orthopedic and Primary care. The Company, together with one of its major shareholder MediVision Medical Imaging, co-markets and supports our products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

OIS	WWW.OISI.COM
LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA

Ophthalmic Imaging Systems

Press Release

August 14, 2009

Ophthalmic Imaging Systems

Selected Financial Data

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
NET REVENUES	$2,898,616	$3,162,998	$5,308,147	$6.310,689
COST OF SALES	$1,413,210	$1,480,976	$2,683,674	$3,024,808
GROSS PROFIT	$1,485,406	$1,682,022	$2,624,473	$3,285,881

SALES AND MARKETING	$868,080	$1,000,534	$1,772,236	$1,944,543
RESEARCH AND DEVELOPMENT	$629,558	$537,378	$1,415,332	$974,355
GENERAL AND ADMINISTRATIVE	$659,884	$562,000	$1,170,907	$1,085,015

IMPAIRMENT RELATED TO DEBT OF MEDIVISION	$4,436,187	-	$4,436,187	-

TOTAL OPERATING EXPENSES	$6,593,709	$2,099,912	$8,794,662	$4,003,913
LOSS FROM OPERATIONS	$(5,108,303)	$(417,890)	$(6,170,189)	$(718,032)
OTHER INCOME - SETTLEMENT	1,200,000	-	1,200,000	-
INTEREST AND OTHER EXPENSE, NET	$(95,741)	$22,322	$(139,651)	$(10,901)
NET LOSS BEFORE INCOME TAXES	$(4,004,044)	$(395,568)	$(5,109,840)	$(728,933)
INCOME TAX EXPENSE	$(500)	$2,423	$(2,653)	$1,137
NET LOSS	$(4,004,544)	$(393,145)	$(5,112,493)	$(727,796)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.23)	$(0.02)	$(0.30)	$(0.04)

SHARES USED IN THE CALCULATION OF BASIC AND DILUTED NET LOSS PER SHARE	17,501,989	16,866,831	17,184,410	16,866,831

OIS	WWW.OISI.COM
LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA